Registration No. 333-_______

As filed with the Securities and Exchange Commission on January 4, 2021

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_____________

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Advantage Solutions Inc.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	83-4629508 (I.R.S. Employer Identification Number)
18100 Von Karman Avenue, Suite 1000 Irvine, CA 92612 (Address of Registrant’s principal executive offices)

Advantage Solutions Inc. 2020 Incentive Award Plan

Advantage Solutions Inc. 2020 Employee Stock Purchase Plan
(Full title of the plans)

Tanya Domier

Chief Executive Officer

18100 Von Karman Avenue, Suite 1000

Irvine, CA 92612

(949) 797-2900

(Name, address and telephone number of agent for service)

With a copy to:

Gillian Emmett Moldowan, Esq.
Shearman & Sterling LLP
599 Lexington Avenue, New York, NY 10022
(212) 848-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated Filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A common stock, $0.0001 par value per share, to be issued under the Advantage Solutions Inc. 2020 Incentive Award Plan	49,917,647	$13.24 (2)	$660,909,646.28 (3)	$72,105.24
Class A common stock, $0.0001 par value per share, to be issued under the Advantage Solutions Inc. 2020 Employee Stock Purchase Plan	12,479,412	$13.24 (2)	$165,227,414.88 (3)	$18,026.31
Total	62,397,059		$826,137,061.16 (3)	$90,131.55

(1)	This Registration Statement covers 49,917,647 shares of Advantage Solutions Inc.’s (the “Registrant”) Class A common stock, $0.0001 par value per share (“Common Stock”) issuable pursuant to the Advantage Solutions Inc. 2020 Incentive Award Plan (the “2020 Plan”) and 12,479,412 shares of Common Stock issuable pursuant to the Advantage Solutions Inc. 2020 Employee Stock Purchase Plan (the “2020 ESPP,” and together with the 2020 Plan, the “Plans”). Pursuant to Rule 416(a) and Rule 416(b) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock in respect of the securities identified in the above table as a result of any stock dividend, stock split, recapitalization or other similar transactions. Pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plans.
(2)	The Proposed Maximum Offering Price Per Share, estimated in accordance with Rule 457(c) and 457(h) under the Securities Act for purposes of calculating the registration fee, is $13.24, which was determined based on the average of the high and the low prices of Common Stock as reported on the Nasdaq Global Select Market on December 28, 2020, which date is within five business days prior to filing of this Registration Statement.
(3)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(a) under the Securities Act.

EXPLANATORY NOTE

On October 28, 2020, pursuant to the Agreement and Plan of Merger, dated as of September 7, 2020, by and among, Conyers Park II Acquisition Corp., a Delaware corporation (“CP II” and the predecessor company of the Registrant), CP II Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of CP II, Advantage Solutions Inc., a Delaware corporation (now known as ASI Intermediate Corp.), and Karman Topco L.P., a Delaware limited partnership, CP II Merger Sub was merged with and into ASI Intermediate Corp. with ASI Intermediate Corp. being the surviving company in the merger. The Registrant’s Class A common stock commenced trading on the Nasdaq Global Select Market under the symbol “ADV” on October 29, 2020.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Plans covered by this Registration Statement as required by Rule 428(b)(1) under the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) are incorporated as of their respective dates in this Registration Statement by reference:

(a)	the Registrant’s prospectus, dated December 9, 2020 (the “Prospectus”), filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act in connection with the registration statement on Form S-1, as amended (File No. 333-250201), on December 11, 2020, which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed;

(b)	the description of the Registrant’s Common Stock contained in the Prospectus, which description is incorporated by reference into the registration statement on Form 8-A filed with the Commission on July 17, 2019, and any amendment or report filed for the purpose of further updating such description;

(c)	the Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the Commission on March 30, 2020 (File No. 001-38990);

(d)	the Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2020, June 30, 2020 and September 30, 2020, filed with the Commission on May 13, 2020, August 13, 2020 and October 22, 2020, respectively (File No. 001-38990); and

(e)	the Current Reports on Form 8-K and 8-K/A filed with the Commission on September 8, 2020, October 19, 2020, October 21, 2020, October 26, 2020, October 28, 2020, November 3, 2020, November 3, 2020, November 16, 2020 and November 16, 2020 (excluding “furnished” and not “filed” information) (File No. 001-38990).

All other documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145(a) of the General Corporation Law of the State of Delaware, as amended (“DGCL”) provides, in general, that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

As permitted by the DGCL, the Registrant’s second amended and restated certificate of incorporation limits the liability of its directors to the fullest extent permitted by the DGCL providing that a director will not be personally liable for monetary damages to the Registrant or its stockholders for breach of fiduciary duty as a director to the extent so permitted. The certificate of incorporation also provides that each current or former director, officer, employee or agent of the Registrant, or each such person who is or was serving or who had agreed to serve at the request of the Registrant as a director, officer, employee or agent of any other enterprise will be indemnified by the Registrant to the full extent permitted by law, as the same exists or may in the future be amended. The Registrant’s second amended and restated bylaws provide that it will indemnify, and provide expense advancement to, its directors and officers to the fullest extent permitted by such law, subject to certain exceptions contained in the Registrant’s bylaws.

The Registrant has entered into indemnification agreements with each of its directors and executive officers. These agreements provide that the Registrant will indemnify, and provide expense advancement and reimbursement to, each of its directors and such officers to the fullest extent permitted by law and its charter and its bylaws, subject to certain exceptions contained in those agreements. Any claims for indemnification by the Registrant’s directors and officers may reduce the Registrant’s available funds to satisfy successful third-party claims against it and may reduce the amount of money available to the Registrant. The Registrant also maintains a general liability insurance policy, which will cover certain liabilities of directors and officers of the Registrant arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See attached Exhibit Index.

Item 9.	Undertakings.

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)       To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)       To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)       That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant further undertakes that, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Exhibit Index

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description of Document
3.1	Second Amended and Restated Certificate of Incorporation of Advantage Solutions Inc. (incorporated by reference to Exhibit 3.1 of the Registrant’s Form 8-K filed with the Commission on November 3, 2020)
3.2	Second Amended and Restated Bylaws of Advantage Solutions Inc. (incorporated by reference to Exhibit 3.2 of the Registrant’s Form 8-K filed with the Commission on November 3, 2020)
4.1	Advantage Solutions Inc. 2020 Incentive Award Plan*
4.2	Advantage Solutions Inc. 2020 Employee Stock Purchase Plan*
4.3	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 of the Registrant’s Form 8-K filed with the Commission on November 3, 2020)
5.1	Opinion of Shearman & Sterling LLP regarding the validity of the securities being registered*
23.1	Consent of WithumSmith+Brown, PC*
23.2	Consent of PricewaterhouseCoopers LLP*
23.3	Consent of Shearman & Sterling LLP (contained in Exhibit 5.1)*
24	Power of Attorney (included as part of the signature pages to this Registration Statement)*
* Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, California on January 4, 2021.

ADVANTAGE SOLUTIONS INC.

By:	/s/ Tanya Domier
Name:	Tanya Domier
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Tanya Domier and Brian Stevens his or her true and lawful attorneys-in-fact and agents, each of whom may act alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to sign any related registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on the 4th day of January, 2021.

Signature	Title
/s/ Tanya Domier
Tanya Domier	Chief Executive Officer (Principal Executive Officer) and Director
/s/ Brian Stevens
Brian Stevens	Chief Financial Officer (Principal Financial Officer) and Chief Operating Officer
/s/ Dean Kaye
Dean Kaye	Chief Financial Officer – North America (Principal Accounting Officer)
/s/ Ronald E. Blaylock
Ronald E. Blaylock	Director
/s/ Cameron Breitner
Cameron Breitner	Director
/s/ Beverly F. Chase
Beverly F. Chase	Director
/s/ Virginie Costa
Virginie Costa	Director
/s/ Ryan Cotton
Ryan Cotton	Director

/s/ Timothy J. Flynn
Timothy J. Flynn	Director
/s/ Tiffany Han
Tiffany Han	Director
/s/ James M. Kilts
James M. Kilts	Director
/s/ Elizabeth Munoz
Elizabeth Munoz	Director
/s/ Brian K. Ratzan
Brian K. Ratzan	Director
/s/ Jonathan D. Sokoloff
Jonathan D. Sokoloff	Director
/s/ David J. West
David J. West	Director